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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
April 3, 2002

                              N E W S   R E L E A S E
                              ------------------------




National Bancshares Corporation completes its merger with Peoples Financial Corporation


Orrville, Ohio -- National Bancshares Corporation (OTC Bulletin Board "NBOH") completed its acquisition of Peoples Financial Corporation of Massillon, Ohio on Wednesday, April 3, 2002.

As a result of the merger each share of Peoples Financial Corporation common stock was converted into the right to receive $12.25 in cash.

Peoples Financial Corporation's thrift subsidiary, Peoples Federal Savings and Loan Association of Massillon, also merged with and into First National Bank, National Bancshares Corporation's bank subsidiary.

"The $15.2 million transaction is a significant step in implementing growth of National Bancshares Corporation," said Charles J. Dolezal, President and Chief Executive Officer of National Bancshares Corporation. "Customers of Peoples Financial Corporation can expect additional banking products and services and employees will have the opportunity to grow and prosper as part of a larger community bank." Dolezal continued, " Peoples Federal and its staff built a solid banking franchise over the years, and we're glad they are joining our team of dedicated banking professionals."

With completion of the acquisition, National Bancshares Corporation's total assets as of December 31, 2001 increased to $294 million on a pro forma basis. National Bancshares Corporation, a one-bank holding company, and First National Bank, its subsidiary, are headquartered in Orrville, Ohio with eleven banking offices serving Wayne County, portions of western Stark County, northeastern Holmes County and southern Medina County. With the merger complete, First National Bank has expanded into Stark County with the addition of Peoples Federal's three Massillon offices.




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